                                                                            Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS QUARTERLY RECORD RESULTS OF $0.36 DILUTED EPS
ON REVENUES OF $186 MILLION

– Achieves Fiscal Year Record $1.15 Diluted EPS on Annual Revenues of $650 Million –

– Initiates Fiscal 2009 Revenue Guidance of $712-to-$728 Million
and an 18.0%-to-18.5% Operating Margin –

– Expands Share Repurchase Program by $100 Million –

Waukegan, Illinois, August 5, 2008 - WMS Industries Inc. (NYSE:WMS), a leading designer, manufacturer and marketer of gaming machines for the global gaming industry, today reported record financial results for its Fiscal 2008 fourth quarter and full year ended June 30, 2008.

Fiscal 2008 Fourth Quarter Highlights:

•	Total revenues grew 17% to a quarterly record $185.6 million and net income increased $4.9 million to a quarterly record $21.6 million or $0.36 per diluted share
•
Product sales revenues reached a quarterly record $122.0 million, as new unit shipments globally rose to 8,180 gaming machines and, for the first time in Company history, product sales gross margin was 50%

•	Gaming operations revenues rose 33%, reflecting a 13% increase in average daily revenue to $68.13 per unit and 13% growth in the ending installed participation base to 9,321 units
•	Total gross profit margin rose to 60% and operating margin rose to 18%
•	Adjusted EBITDA, a non-GAAP financial metric, rose 31% to a quarterly record $67.1 million (see reconciliation to net income schedule at the end of this release)

Fiscal 2008 Full Year Highlights:
•	Total revenues grew 20% to a record $650.1 million, and net income rose 38% to a record $67.5 million, or $1.15 per diluted share
•	Global unit shipments grew 9% to 27,931 gaming machines and the average installed base of participation gaming machines rose 20% or 1,472 units to 8,771 units
•	Total gross profit margin increased 290 basis points to 59%
•	Operating margin increased 240 basis points to 16% and operating income increased $30 million or 41% to a record $104.4 million
•	Cash flow from operations rose 57% to a record $186.2 million
•	Adjusted EBITDA, a non-GAAP financial metric, rose 31% to a record $220.9 million (see reconciliation to net income schedule at the end of this release)

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WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                                      page 2

“WMS’ record new unit shipments and gaming operations revenues for the fiscal 2008 fourth quarter and full year periods underscore the continued strength and industry appeal of our innovative, differentiated product portfolio and put a strong exclamation mark on our results for Fiscal 2008.  In addition to shipping more units around the globe than in any other quarterly period, we achieved a record average selling price of $13,147.  Compared to March 31, 2008, we added nearly 300 units to our installed base of participation games and saw our average daily revenue per unit increase by 6% on a quarterly sequential basis.  These metrics are clear evidence that our focus on creating unique, technology-enabled gaming experiences is strongly embraced by players and our casino customers worldwide.  Record revenues coupled with our ability to continue enhancing margins through improved operating effectiveness led to record quarterly and annual net income and operating cash flow, even as we continued to increase our R&D spending and other operating initiatives to drive increased long-term stockholder value,” said Brian R. Gamache, Chairman and Chief Executive Officer.

“Reflecting our expectations for continued profitable growth, we are initiating fiscal 2009 total revenue guidance of a range of $712-to-$728 million, or 10%-to-12% growth over fiscal 2008 revenues, and fiscal 2009 first quarter revenue guidance of $145-to-$150 million.  Our ability to overcome a challenging replacement cycle and soft economy in North America reflects the player popularity and solid global demand for our products, which consistently generate high returns for our casino customers.  In addition, we expect the leverage from higher revenues coupled with our ongoing focus on operating execution and excellence will lead to an average operating margin of 18%-to-18.5% for fiscal 2009, an annual improvement commensurate with the increase achieved in each of our last two fiscal years.”

Fourth Quarter Financial Review
Fiscal 2008 fourth quarter net income rose 29% to a quarterly record $21.6 million, or $0.36 per diluted share, inclusive of the impact from a higher income tax rate amounting to $0.02 per diluted share and a $3.7 million pre-tax write-down to net realizable value, or $0.04 per diluted share, related to a licensed technology, compared with $0.29 in the June 2007 quarter.  WMS’ total revenues increased 17%, or $27.6 million, to $185.6 million for the quarter ended June 30, 2008, compared to $158.0 million in the June 2007 quarter.  The following table summarizes the key components related to revenue generation for the three and twelve months ended June 30, 2008 and 2007 (in millions, except unit, per unit and per day data):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Product Sales Revenues:
New unit sales revenues	$107.5	$96.0	$358.0	$317.0
Other product sales revenues	14.5	14.0	63.2	49.3
Total product sales revenues	$122.0	$110.0	$421.2	$366.3

New units sold	8,180	7,555	27,931	25,613
Average sales price per new unit	$13,147	$12,696	$12,817	$12,378

Gross profit on product sales revenues (1)	$60.5	$53.4	$203.9	$167.7
Gross margin on product sales revenues (1)	49.6%	48.5%	48.4%	45.8%

(1) As used herein, gross profit and gross margin exclude depreciation expense.

(Table continued on next page)

WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                                      page 3

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Gaming Operations Revenues:
Participation revenues	$56.3	$42.4	$203.4	$153.6
Other gaming operations revenues	7.3	5.6	25.5	19.9
Total gaming operations revenues	$63.6	$48.0	$228.9	$173.5

WAP games at period end	1,820	1,507	1,820	1,507
LAP games at period end	2,134	2,333	2,134	2,333
Stand-alone games at period end	5,367	4,436	5,367	4,436
Total installed participation base at period end	9,321	8,276	9,321	8,276

Average participation installed base	9,074	7,719	8,771	7,299
Average revenue per day per participation machine	$68.13	$60.49	$63.34	$57.66

Installed casino-owned daily fee games at period end	819	760	819	760
Average casino-owned daily fee games installed base	816	713	776	728

Gross profit on gaming operations revenues(1)	$51.2	$37.8	$182.3	$137.3
Gross margin on gaming operations revenues(1)	80.5%	78.8%	79.6%	79.1%

Total Revenues	$185.6	$158.0	$650.1	$539.8
Total Gross Profit	$111.7	$91.2	$386.2	$305.0
Total Gross Margin	60.2%	57.7%	59.4%	56.5%

(1) As used herein, gross profit and gross margin exclude depreciation expense

New unit sales revenues for the June 2008 quarter increased 12%, or $11.5 million, to $107.5 million compared to $96.0 million in the year-ago period, reflecting the benefit from new casino openings and expansions, as well as ongoing global market share gains.  Total new unit shipments grew year over year to a quarterly record 8,180 gaming machines, led by a 10% increase in North American shipments to 5,721 units, including a solid contribution from mechanical-reel products.  International new unit shipments also increased year over year to 2,459 units compared with strong June 2007 unit shipments that totaled 2,379 gaming machines.  International unit shipments represented 30% of total new units sold in the June 2008 quarter on the increased number of total units shipped, compared with 31% of new units sold in the prior year.  More than 2,500 mechanical reel products were sold globally in the June 2008 quarter, or 31% of total new units, compared to 21% in the prior year quarter.  The average selling price of new gaming machines reached a record $13,147, reflecting recent list price increases for our Bluebird® product line partially offset by a slightly lower number of premium-priced gaming machines sold year over year.

Other product sales revenues increased modestly over the prior-year period to $14.5 million, reflecting higher revenues from conversion sales partially offset by lower sales of parts and top boxes.

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WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                                      page 4

Quarterly gaming operations revenues exceeded $60 million for the first time, growing 33% or $15.6 million to $63.6 million in the June 2008 quarter compared with $48.0 million in the year-ago period.  The June 2008 quarterly results reflect an 18% year-over-year increase in the average installed base to 9,074 participation units and a 13% increase, or $7.64, in the average revenue per day to a record $68.13 per unit.  The average daily revenue also increased 6% on a quarterly sequential basis from $64.25 in the March 2008 quarter, reflecting the high play levels and strong performance of our newer gaming machine placements and the historical favorable seasonality experienced in our business, which more than offset the impact of the soft economy.  The installed base of participation gaming machines at June 30, 2008 increased 294 units on a quarterly sequential basis to 9,321 units, primarily reflecting the launch of new installments on our Community Gaming™ and Transmissive Reels™ participation platforms in the June quarter.

Gamache commented, “We expect to realize continued growth in gaming operations revenues in the September 2008 quarter with the launch last month of our fourth foundational technology platform, Adaptive Gaming™ featuring the Star Trek™ game, as well as the newest installment for our “Sensory Immersion” platform with a Clint Eastwood® Dirty Harry® game.”

Total gross profit, as used herein excluding depreciation expense, increased 22%, or $20.5 million, to $111.7 million for the June 2008 quarter from $91.2 million in the year-ago period; and total gross margin improved by 250 basis points to 60.2%.  Gross margin on product sales revenues increased by 110 basis points to 49.6% compared with 48.5% in the year-ago period, reflecting continued success with the ongoing implementation of the Company’s lean sigma process improvement and strategic sourcing initiatives, along with the benefits from increased unit volumes and higher average selling prices.  Gross margin on gaming operations was 80.5% in the June 2008 quarter, up from 78.8% in the year-ago period, reflecting favorable jackpot experience despite the greater number of Wide-Area Progressive (WAP) gaming machines in the installed participation base.

Research and development expenses of $26.1 million, or 14.1% of total revenues, for the June 2008 quarter were $9.2 million or 54% higher than the June 2007 quarter and increased $6.6 million on a quarterly sequential basis.  The year-over-year increased spending relates to:

▪	A $3.7 million pre-tax write-down to net realizable value, or $0.04 per diluted share, related to a licensed technology;
▪	Expanded development initiatives for the continued creation of intellectual property and the ongoing expansion of the Company’s product portfolio;
▪	Higher payroll-related costs resulting from both headcount increases and performance-based incentives associated with improved operating performance;
▪
Higher costs to accelerate new systems and enterprise-wide system applications for WMS’ WAGE-NET™ enabled suite of innovative, high-value products in preparation for the advent of server-enabled, networked gaming; and

▪	The addition of the research and development expenses of Systems in Progress (“SiP”), which was acquired in July 2007.

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WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                                       page 5

Selling and administrative expense, which includes costs of distribution, were $34.1 million, or 18.4% of total revenues, in the June 2008 quarter compared with $31.6 million, or 20.0% of total revenues, in the year-ago period and $34.0 million, or 19.7% of total revenues, in the March 2008 quarter.  The year-over-year increased spending reflects:

▪
Higher payroll-related costs associated with headcount increases during the past twelve months to support international expansion and the overall growth in the Company’s business, including higher spending on customer service and field operations support activities to sustain increased customer touch points and WMS’ larger installed participation base, as well as performance-based incentives associated with improved operating performance;

▪	Higher regulatory, legal and bad debt expenses; and
▪	The impact of consolidating SiP results since July 2007.

Depreciation expense increased $1.2 million, or 7%, to $17.6 million in the June 2008 period, primarily reflecting WMS’ continued investment in its growing gaming operations business, as evidenced by the 18% year-over-year increase in the average installed base of participation gaming machines, partially offset by a growing number of base units that have been depreciated down to their residual value.

The effective income tax rate increased to 37% for the June 2008 quarter compared with 34% a year ago, principally reflecting the expiration of the research and development tax credit legislation at the end of December 2007 and our improved operating profitability.

The Company generated record cash flow from operating activities of $186.2 million in fiscal 2008, up 57% from fiscal 2007, including a quarterly record $59.8 million in cash flow from operating activities generated in the June 2008 quarter.  The improvement in the twelve-month period reflects increased net income, higher depreciation, amortization and other non-cash items, coupled with a favorable movement in changes in operating assets and liabilities compared with the prior-year period as a result of the Company’s effort to increase inventory turns and reduce days sales outstanding.  Net cash used in investing activities in fiscal 2008 decreased year over year reflecting improved efficiency of capital deployed in WMS’ gaming operations business, with $25.5 million lower additions to gaming operations equipment compared with the prior year.  The prior year also included the acquisition of Orion Gaming.  WMS’s fiscal 2008 fourth quarter adjusted EBITDA rose 31% over the prior-year period to a quarterly record $67.1 million.

Share Repurchase Program Status

In the June 2008 quarter, the Company repurchased approximately $25 million of its common stock, or 763,190 shares at an average price of $32.75.  During the fiscal year ended June 30, 2008, the Company repurchased a total of 1.2 million shares at an average price of $33.08 for an aggregate consideration of approximately $40 million.  Since the initiation of its share repurchase program in 2002, WMS has repurchased approximately 6.6 million shares, or 12% of its shares outstanding, at an average price of approximately $14.02 per share, for a total of approximately $92.5 million.

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WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                                       page 6

The Board of Directors of WMS Industries expanded the Company’s share repurchase authorization by an additional $100 million and extended the expiration date of the authorization to August 4, 2010.  WMS had approximately $10 million remaining under its prior repurchase authorization and, after giving effect to today’s announcement, WMS now has a total open authorization of approximately $110 million.

“With our continued operating success and an increasing level of free cash flow, the Board is committed to returning value to stockholders through share repurchases.  The Board proactively acted ahead of completing the existing $50 million authorization, so the Company can continue to pursue share repurchases as market conditions warrant,” said Brian R. Gamache, Chairman and Chief Executive Officer. “Reinvesting in WMS’ future through additional share repurchases is consistent with our focus on building long-term sustainable stockholder value and complements our numerous organic growth opportunities.”

Pursuant to the authorization, WMS may purchase shares from time to time in the open market, through block purchases or in privately negotiated transactions in accordance with Company policies and applicable securities laws.  The actual number of shares to be purchased will depend upon market conditions.  All shares purchased will be held in the Company’s treasury for possible future use.  As of June 30, 2008, WMS had approximately 50.2 million shares issued and outstanding, net of shares held in the Company’s treasury.

Fiscal 2009 Financial Outlook

WMS today initiated fiscal 2009 guidance that reflects its expectation for continued global market share gains, while also considering the impact of the challenging replacement cycle and weak economy, especially in North America.  WMS anticipates that fiscal 2009 total revenues will range from $712 million to $728 million, or growth of 10%-to-12% over fiscal 2008.

With further improvements expected to be realized in its gross profit margin and from operating leverage on higher revenues as a result of the Company’s improved consistency in operating execution, WMS expects its operating margin to improve by 190-to-240 basis points to 18%-to-18.5% in fiscal 2009, even as the Company expects accelerated growth in research and development expenses to create intellectual property and expand its product offerings to support future profitable growth.  Product sales gross margin is expected to range from 50%-to-51%.

WMS expects total revenue growth to be driven by continued increases in unit volumes, primarily reflecting further anticipated market share gains; a higher realized average selling price, including the benefit from higher list prices and the introduction of its new, premium-priced Bluebird2 platform later this calendar year; and ongoing gaming operations revenue growth, primarily reflecting an increase in the average installed participation base resulting from the introduction of new games on its innovative technology platforms.  The guidance also contemplates that current economic conditions are likely to restrain a meaningful increase in the mix of WAP units and the Company’s average daily revenue.  The fiscal 2009 revenue outlook reflects current open orders for more than 11,700 new gaming machines and CPU-NXT® conversion kits, including orders for more than 1,100 new Bluebird2 gaming machines, compared with approximately 11,000 units at this time last year, and more than 2,000 new participation units and game theme conversions.

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WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                                      page 7

WMS expects to maintain its intensive focus on R&D activities and the accelerated development of advanced networked gaming applications to support the Company’s portfolio of innovative products, systems applications and services that will be available in a server-enabled, networked gaming environment.  WMS believes its intellectual property focus, the development of advanced technologies and the support of its innovative and differentiated product library, are primary factors that will continue to enable the Company to generate additional long-term stockholder value.  As a result, R&D expense is expected to approximate 13%-to-14% of total revenues in fiscal 2009, while selling and administrative expense is anticipated to decline to approximately 18%-to-19% of total revenues.  WMS’ fiscal 2009 guidance is summarized in the following table:

	Fiscal Year 2009 Guidance	Fiscal 2009 Guidance vs. 2008 Actual	Fiscal Year 2008 Actual
Total Revenues	$712-to-$728 million	10% to 12%	$650 million
New Unit Shipments	29,200 to 30,000	5% to 7%	27,931

Average Sales Price per Unit	$13,500 to $14,200	5% - 11%	$12,817

Average Installed Participation Base	9,600 to 9,750	9% to 11%	8,771

Revenue per Day per Participation Machine	$63 to $64	N/M	$63.34

Gross Profit Margin	60% to 61%	60 to 160 basis points	59.4%

Operating Margin	18% to 18.5%	190 to 240 basis points	16.1%

Additionally, due to the lapse of the federal R&D tax credit in December 2007, WMS expects its income tax rate to approximate 36%-to-37% in fiscal 2009.

Consistent with the last two fiscal years, the Company expects its quarterly revenue progression to reflect seasonal influences, with quarterly total revenues increasing sequentially throughout the year, with the lowest revenues in the September 2008 quarter building up to the highest revenues in the June 2009 quarter.  September 2008 first quarter total revenues are expected to grow 9%-to-13% over fiscal 2008 first quarter to a range of $145 million to $150 million.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

“WMS has achieved a scale of operating success and consistency that we expect to leverage into further profitable growth in fiscal 2009 and beyond.  It’s clear that WMS is a company that has established a consistent record for getting the job done – achieving superior revenue growth, substantial operating margin improvement and significant acceleration in cash flow generation. We are confident that our extensive and expanding array of innovative products will continue to be casino floor favorites, thereby continuing to drive excellent returns for casino operators.  We are quite proud of the industry success that we are achieving due to the efforts of our entire global organization, which collectively is generating value for our stockholders.  We look forward to fiscal 2009 being another opportunity to demonstrate our focus on and ability to deliver product and operational excellence,” concluded Gamache.

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WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                                     page 8

WMS Industries Inc. is hosting a conference call and webcast today, Tuesday, August 5, 2008 at 4:30 PM EDT.  The conference call numbers are 212/231-6005 or 415/247-8508.  To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”).  Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

Clint Eastwood is a trademark of Clint Eastwood.

Dirty Harry® & © Warner Bros. Consumer Products Inc.

Star Trek: TM & © 2008 CBS Studios Inc.  All rights reserved.  Star Trek and related marks are trademarks of CBS Studios Inc.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others.  Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others.  These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect.  Consequently, no forward-looking statements may be guaranteed.  Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) cancellation or modification by customers of new gaming machine or participation orders; (6) a software anomaly or fraudulent manipulation of our gaming machines and software; (7) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (8) an  infringement claim seeking to restrict our use of material technologies.  These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2007 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.
CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

- financial tables follow -

WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                             page 9

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Twelve Months Ended June 30, 2008 and 2007
(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
REVENUES:	(unaudited)	(unaudited)	(unaudited)
Product sales	$122.0	$110.0	$421.2	$366.3
Gaming operations	63.6	48.0	228.9	173.5
Total revenues	185.6	158.0	650.1	539.8
COSTS AND EXPENSES:
Cost of product sales (1)	61.5	56.6	217.3	198.6
Cost of gaming operations (1)	12.4	10.2	46.6	36.2
Research and development	26.1	16.9	79.9	58.1
Selling and administrative	34.1	31.6	130.0	109.8
Depreciation (1)	17.6	16.4	71.9	62.9
Total costs and expenses	151.7	131.7	545.7	465.6
OPERATING INCOME	33.9	26.3	104.4	74.2
Interest expense	(0.9)	(1.3)	(4.0)	(5.1)
Interest and other income, net	1.4	0.4	5.2	2.6
Income before income taxes	34.4	25.4	105.6	71.7
Provision for income taxes	12.8	8.7	38.1	22.8
NET INCOME	$21.6	$16.7	$67.5	$48.9
Earnings per share:
Basic	$0.43	$0.34	$1.34	$1.01
Diluted	$0.36	$0.29	$1.15	$0.86
Weighted-average common shares:
Basic common stock outstanding	50.5	49.5	50.2	48.4
Diluted common stock and common stock equivalents	60.8	60.3	60.6	59.6

( (1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.1	$0.6	$3.7	$2.4
Cost of gaming operations	$14.3	$14.5	$59.5	$53.3

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WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                              page 10

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2008 and June 30, 2007
(in millions of U.S. dollars and millions of shares)

	June 30, 2008	June 30, 2007
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$100.8	$37.2
Restricted cash	18.8	16.0
Total cash, cash equivalents and restricted cash	119.6	53.2
Accounts receivable, net of allowances of $3.0 and $2.5, respectively	131.8	114.5
Notes receivable, current portion	66.7	59.4
Inventories	59.9	79.3
Deferred income tax assets	7.3	9.4
Other current assets	28.0	26.4
Total current assets	413.3	342.2

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $169.9 and $129.3, respectively	75.4	90.0
Property, plant and equipment, net of accumulated depreciation of $72.2 and $57.9, respectively	125.7	91.9
Intangible assets	106.3	97.0
Deferred income tax assets	34.9	19.9
Other assets	17.1	14.7
Total non-current assets	359.4	313.5
TOTAL ASSETS	$772.7	$655.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$47.0	$38.8
Accrued compensation and related benefits	22.6	17.5
Other accrued liabilities	47.0	30.4
Total current liabilities	116.6	86.7

NON-CURRENT LIABILITIES:
Deferred income tax liabilities.	16.2	9.4
Long-term debt	115.0	115.0
Other non-current liabilities	14.1	11.0
Total non-current liabilities	145.3	135.4
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 51.0 and 50.0 shares issued, respectively)	25.5	25.0
Additional paid-in capital	298.1	269.1
Retained earnings	203.9	138.2
Accumulated other comprehensive income	8.1	1.3
Treasury stock (0.8 and zero shares, respectively)	(24.8)	—
Total stockholders’ equity	510.8	433.6
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$772.7	$655.7

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WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                              page 11

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended June 30, 2008 and 2007
 (in millions of U.S. dollars)

		Twelve Months Ended June 30,
		2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:		(unaudited)
Net income		$67.5	$48.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation		71.9	62.9
Share-based compensation		15.2	12.4
Amortization of intangibles and other assets		24.2	16.9
Other non-cash expenses		14.3	8.2
Deferred income taxes		(7.0)	(0.6)
Change in operating assets and liabilities, net of business acquisitions		0.1	(29.8)
Net cash provided by operating activities		186.2	118.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to gaming operations equipment		(50.4)	(75.9)
Purchase of property, plant and equipment		(48.3)	(34.1)
Investment and advances in royalties, licensed technologies, patents and trademarks, net of business acquisitions		(19.5)	(27.9)
Purchase of business, net of cash acquired		(0.2)	(20.9)
Other	–	0.6	–
Net cash used in investing activities		(117.8)	(158.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received on exercise of stock options		21.0	26.7
Tax benefit from exercise of stock options		8.8	8.9
Proceeds from borrowings under revolving credit facility		–	15.0
Repayment of borrowings under revolving credit facility		–	(15.0)
Purchase of treasury stock		(35.0)	–
Net cash (used in) provided by financing activities		(5.2)	35.6
Effect of Exchange Rates on Cash and Cash Equivalents		0.4	2.4

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		63.6	(1.9)
CASH AND CASH EQUIVALENTS, beginning of period		37.2	39.1
CASH AND CASH EQUIVALENTS, end of period		$100.8	$37.2

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WMS Reports Record Fiscal 2008 and Fourth Quarter Results, 8/5/2008                                             page 12

WMS INDUSTRIES INC.
Supplemental Data – Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Net income	$21.6	$16.7	$67.5	$48.9
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.5	0.5	2.1	2.2
Diluted earnings (numerator)	$22.1	$17.2	$69.6	$51.1

Basic weighted average common shares outstanding	50.5	49.5	50.2	48.4
Dilutive effect of stock options	1.4	1.9	1.5	2.4
Dilutive effect of restricted common stock and warrants	0.2	0.2	0.2	0.1
Dilutive effect of convertible subordinated notes	8.7	8.7	8.7	8.7
Diluted weighted average common stock and common stock equivalents (denominator)	60.8	60.3	60.6	59.6

Basic earnings per share of common stock	$0.43	$0.34	$1.34	$1.01
Diluted earnings per share of common stock and common stock equivalents	$0.36	$0.29	$1.15	$0.86

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA
(in millions of U.S. dollars)
(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007

Net income	$21.6	$16.7	$67.5	$48.9

Net income	$21.6	$16.7	$67.5	$48.9
Provision for income taxes	12.8	8.7	38.1	22.8
Interest expense	0.9	1.3	4.0	5.1
Depreciation	17.6	16.4	71.9	62.9
Amortization of intangibles and other assets	10.5	5.0	24.2	16.9
Share-based compensation	3.7	3.3	15.2	12.4
Adjusted EBITDA	$67.1	$51.4	$220.9	$169.0

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) is a supplemental non-GAAP financial metric used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides additional useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.
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